Exhibit 99.1

NEWS RELEASE

Five Below Announces First Quarter Sales; Raises First Quarter Earnings Guidance

PHILADELPHIA, PA – (May 14, 2013) – Five Below, Inc. (Nasdaq: FIVE) today announced sales results for the first quarter of 2013 and raised previously communicated first quarter earnings guidance.

The Company announced that total sales for the first quarter increased 33% to $95.6 million and comparable store sales increased 4.2%.

Thomas Vellios, Co-Founder, President and CEO stated: “Our fiscal first quarter played out much as we had expected. Once the headwinds we saw in the first half of the quarter began to dissipate, we saw our traffic and sales trends strengthen as we believe customers looked to Five Below for unique, trend-right merchandise delivered at great values.”

Mr. Vellios added, “We opened 14 net new stores in the first quarter, of which 6 were opened during the last 9 days of the quarter and we are on track for the planned 60 net openings in 2013.”

Outlook

The Company is raising its first quarter fiscal 2013 earnings outlook provided in conjunction with the release of its fourth quarter fiscal 2012 results announced on March 27, 2013:

GAAP net income is expected to be in the range of $0.8 million to $1.3 million, with a GAAP diluted income per common share range of $0.01 to $0.02 per share on approximately 53.4 million estimated diluted weighted average common shares outstanding. Excluding $0.9 million, or $0.02 per adjusted diluted share in tax-effected expenses related to the founders’ transaction(1), adjusted net income is expected to be approximately $1.7 million to $2.2 million, or $0.03 to $0.04 per diluted share based on estimated adjusted diluted weighted average common shares outstanding of approximately 54.5 million.

(1)	Founders’ transaction relates to the amortization of expense for options granted to the Company’s founders in fiscal 2010 and their modification in March 2012, which cancelled the fiscal 2010 option award to purchase 2,020,620 shares of common stock and granted an equal number of restricted shares that vest through March 2014.

Non-GAAP Information

This press release includes guidance related to non-GAAP adjusted net income and adjusted diluted weighted average common shares outstanding, each a non-GAAP financial measure. The Company reports its numbers on a GAAP and non-GAAP basis each quarter, and provides a reconciliation table between the two for investors. The Company believes that these non-GAAP financial measures not only provide its management with comparable financial data for internal financial analysis but also provide meaningful supplemental information to investors. Non-GAAP financial measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of the Company’s results as reported under GAAP.

Forward-Looking Statements:

This news release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 as contained in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which reflect management’s current views and estimates regarding the Company’s industry, business strategy, goals and expectations concerning its market position, future operations, margins, profitability, capital expenditures, liquidity and capital resources and other financial and operating information. Investors can identify these statements by the fact that they use words such as “anticipate,” “assume,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “future” and similar terms and phrases. The Company cannot assure investors that future developments affecting the Company will be those that it has anticipated. Actual results may differ materially from these expectations due to risks relating to the Company’s strategy and expansion plans, the availability of suitable new store locations, risks that consumer spending may decline and that U.S. and global macroeconomic conditions may worsen, risks related to the Company’s continued retention of its senior management and other key personnel, risks relating to changes in consumer preferences and economic conditions, risks relating to the Company’s distribution centers, quality or safety concerns about the Company’s merchandise, events that may affect the Company’s vendors, increased competition from other retailers, risks relating to trade restrictions, risks associated with leasing substantial amounts of space, and other factors that are set forth in the Company’s filings with the Securities and Exchange Commission (“SEC”), including risk factors contained in the Company’s Annual Report on Form 10-K for the fiscal year ended February 2, 2013 available at www.sec.gov. If one or more of these risks or uncertainties materialize, or if any of the Company’s assumptions prove incorrect, the Company’s actual results may vary in material respects from those projected in these forward-looking statements. Any forward-looking statement made by the Company in this news release speaks only as of the date on which the Company makes it. Factors or events that could cause the Company’s actual results to differ may emerge from time to time, and it is not possible for the Company to predict all of them. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by any applicable securities laws.

About Five Below

Five Below is a rapidly growing specialty value retailer offering a broad range of trend-right, high-quality merchandise targeted at the teen and pre-teen customer. Five Below offers a dynamic, edited assortment of exciting products in a fun and differentiated store environment, all priced at $5 and below, including select brands and licensed merchandise across a number of category worlds – Style, Room, Sports, Media, Crafts, Party, Candy and Now. Five Below is headquartered in Philadelphia, Pennsylvania.

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Investor Contact:

ICR, Inc.

Farah Soi

203-682-8200

farah.soi@icrinc.com

Media Contact:

Gregory FCA

Joe Hassett

610-642-8253

joeh@gregoryfca.com